Exhibit 10.5

EXECUTION COPY

RESEARCH & COLLABORATION AGREEMENT

by and between

TOTAL GAS & POWER USA, SAS

and

SUNPOWER CORPORATION

dated

April 28, 2011

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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10.14	Entire Agreement	24
10.15	Further Assurances	24

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RESEARCH & COLLABORATION AGREEMENT

This RESEARCH & COLLABORATION AGREEMENT (this “Agreement”), dated as of April 28, 2011 (the “Execution Date”) and effective upon the occurrence of the Offer Closing (as defined in the Tender Offer Agreement) (the date of the occurrence of the Offer Closing, the “Effective Date”), is entered in by and between Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France with an address at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France (“Total G&P”) and SunPower Corporation, a Delaware corporation, with an address at 77 Rio Robles, San Jose, California 95314 (“SunPower”). Each of Total G&P and SunPower are hereinafter referred to as a “Party,” and collectively, the “Parties.”

R E C I T A L S:

WHEREAS, in connection with a transaction whereby Total G&P will acquire a majority equity interest in SunPower, the Parties wish to establish a framework pursuant to which the Parties may engage in a long-term research and development collaboration as set forth in this Agreement (the “R&D Collaboration”).

WHEREAS, SunPower and Total G&P have complementary technical capabilities and resources that they contemplate exploiting through the R&D Collaboration to further the development of advance technologies in the area of Photovoltaics; including, in the case of SunPower, its expertise in manufacturing Photovoltaic products, and, in the case of Total G&P, its depth of scientific resources and capacity to conduct long term fundamental scientific and industrial research in fields including, among others, solar energy.

WHEREAS, the R&D Collaboration is likely to encompass a number of different Long-term Projects (defined below) and Short or Medium-term Projects (defined below) in a wide range of technical and scientific areas (the “R&D Projects”).

WHEREAS, the Parties anticipate that the R&D Collaboration will be managed by a joint committee (the “R&D Strategic Committee”) that will identify, plan and manage the R&D Collaboration in accordance with this Agreement.

WHEREAS, the Parties acknowledge, however, that it will not be practical to anticipate and establish all of the legal and business terms that will be applicable to the R&D Collaboration or to each R&D Project. Accordingly, they wish to set forth in this Agreement the broad principles applicable to their potential R&D Collaboration and expect that the R&D Strategic Committee will establish the particular terms governing each particular R&D Project consistent with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, SunPower and Total G&P hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions.

(a) “Affiliate” means with respect to a Party, any Person that controls, is controlled by or is under common control with such Party. A Person shall be regarded as being in control of another Person if it controls, directly or indirectly, 50% or more of the voting rights to elect directors and controls the day-to-day operations of such Person or, if the Person is not a corporation, the corresponding managing authority; provided that in jurisdictions where applicable law does not permit 50% control, the maximum percentage of control permitted by the applicable Person. For purposes of this Agreement, SunPower shall not be considered an Affiliate of Total G&P.

(b) “Affiliation Agreement” has the meaning ascribed to such term in the Tender Offer Agreement.

(c) “Annual Collaboration Plan and Budget” is defined in Section 2.3(c).

(d) “Annual Provisional Collaboration Plan and Budget” is defined in Section 2.3(a).

(e) “Audited Party” is defined in Section 2.6(g).

(f) “Auditing Party” is defined in Section 2.6(g).

(g) “Background IPR” means, in respect of a Party and a particular R&D Project, the Intellectual Property Rights, other than Foreground IPR, owned or controlled by that Party or its Affiliates relevant to the particular R&D Project and developed by that Party prior to or otherwise outside of the particular R&D Project.

(h) “Background Technology” means, in respect of a Party and a particular R&D Project, all Technology, other than Foreground Technology, owned or controlled by that Party or its Affiliates, embodying the Background IPR or necessary or useful to the conduct of the applicable R&D Project.

(i) “Co-General Managers” is defined in Section 3.5(b).

(j) “Confidential Information” is defined in Section 8.1.

(k) “Dispute” is defined in Section 10.3(a).

(l) “Extended Term” is defined in Section 6.1.

(m) “Filing Party” is defined in Section 5.8(a).

(n) “Foreground IPR” means all Intellectual Property Rights in the Foreground Technology, whether owned individually or jointly by the Parties.

(o) “Foreground Technology” means, in respect of a particular R&D Project, any Technology developed either individually or jointly by or on behalf of the Parties in the course of the applicable R&D Project.

(p) “Initial R&D Strategic Committee Meeting” is defined in Section 2.2.

(q) “Initial Term” is defined in Section 6.1.

(r) “IPR” or “Intellectual Property Rights” means the rights associated with the following: (a) patents, patent applications (including provisional applications), utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations, continuations, continuations-in-part, divisionals, substitutions and extensions of any of the foregoing (“Patents”); (b) trade secret rights and all other rights in or to confidential business or technical information; (c) copyrights in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. Section 101 et. seq., any corresponding non-U.S. copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and moral rights under the laws of any jurisdiction (“Copyrights”); (d) industrial design rights and any registrations and applications therefor; (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration thereof; (f) any rights in mask works, as defined in 17 U.S.C. Section 901, whether registered or unregistered, including applications for registration thereof, and any non-U.S. rights in semiconductor topologies under the laws of any jurisdiction, whether registered or unregistered, including applications for registration thereof; and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. Intellectual Property Rights specifically excludes (i) contractual rights (including license grants), (ii) the tangible embodiment of any of the foregoing, and (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein; and (iv) Uniform Resource Locators, Web site addresses and domain names.

(s) “Joint Foreground IPRT” is defined in Section 5.3(c).

(t) “Joint IPRT Committee” is defined in Section 5.8(a).

(u) “Long-term Project” means an R&D Project designated by the R&D Strategic Committee as a “Long-term Project” in accordance with the terms of this Agreement.

(v) “Material Contract” has the meaning ascribed to such term in the Tender Offer Agreement.

(w) “Non-Filing Party” is defined in Section 5.8(a).

(x) “Non-Technical Business Information” means any and all Confidential Information that does not include information of a technical nature, including but not limited to, any and all Confidential Information that does not include or comprise inventions (patentable or unpatentable), discoveries, know-how, developments, improvements, techniques, formulas, samples, apparatus, experimental results, correlations, models, technical data, design information.

(y) “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

(z) “Photovoltaics” means devices that generate electrical power by directly converting light into electricity at the atomic level.

(aa) “Project IPRT Agreement” is defined in Section 5.1.

(bb) “Project Lead” is defined in Section 3.6.

(cc) “Project Research Plan and Budget” is defined in Section 2.3.

(dd) “Project Staff” is defined in Section 3.7.

(ee) “R&D Collaboration” is defined in the Recitals.

(ff) “R&D Project” is defined in the Recitals.

(gg) “R&D Strategic Committee” is defined in the Recitals.

(hh) “R&D Technical Committee” is defined in Section 3.5(a).

(ii) “Short or Medium-term Project” means an R&D Project designated by the R&D Strategic Committee as a “Short or Medium-term Project” in accordance with the terms of this Agreement.

(jj) “Software” means computer programs in source or object code format, computer program changes, computer program enhancements, and/or any documentation related to computer programs.

(kk) “Technology” means Software, designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, databases, lab notebooks, development and lab equipment, devices, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, discoveries, developments, research and test data, blueprints, ideas, compositions, quality records, engineering notebooks, models, processes, procedures, prototypes, patent records, manufacturing and product procedures and techniques, troubleshooting procedures, failure/defect analysis data, drawings, specifications, ingredient or component lists, formulae, plans, proposals, technical data, works of authorship, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, selling information, marketing information, customer and supplier lists and information, and all other confidential and proprietary information and the like, and all tangible embodiments, whether in electronic, written or other media, of any of the foregoing. Technology does not include Intellectual Property Rights.

(ll) “Tender Offer Agreement” means that certain Tender Offer Agreement, dated of even date herewith, by and between Total G&P and SunPower.

(mm) “Term” is defined in Section 6.1.

1.2 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) The Parties hereto agree that they have had the opportunity to discuss this Agreement with and obtain advice from their legal counsel, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement. Therefore, the Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II

R&D COLLABORATION

2.1 R&D Collaboration. The R&D Collaboration will focus on advancing technologies in the area of Photovoltaics. The primary purpose of the R&D Collaboration is to (a) maintain and expand SunPower’s technology leadership position in crystalline silicon domain; (ii) ensure SunPower’s industrial competitiveness in the short, mid and long term; and (iii) prepare for the future and guarantee a sustainable position for both SunPower and Total G&P to be best-in-class solar players. SunPower and Total G&P will conduct the R&D Collaboration, managed by the R&D Strategic Committee, in accordance with this Agreement.

2.2 Initial R&D Collaboration Meeting. The R&D Strategic Committee shall meet initially at a mutually agreeable date, but no later than ninety (90) calendar days after the Effective Date (the “Initial R&D Strategic Committee Meeting”).

2.3 Annual Collaboration Plan and Budget.

(a) At the Initial R&D Strategic Committee Meeting and no less frequently than annually thereafter, the R&D Strategic Committee shall meet to establish an overall directional plan and provisional budget for the R&D Collaboration as a whole for the upcoming year (the “Annual Provisional Collaboration Plan and Budget”). The Annual Provisional Collaboration Plan and Budget shall include (i) a listing of anticipated R&D Projects, (ii) the generally-anticipated objectives, activities, timelines, funding and resource requirements for such R&D Projects for the upcoming year, and (ii) a provisional budget for such R&D Projects for the upcoming year, specifying each Party’s anticipated contribution.

(b) In the event the R&D Strategic Committee cannot agree on an initial Annual Provisional Collaboration Plan and Budget within ninety (90) calendar days after the date of the initial meeting of the R&D Strategic Committee, the matter will be escalated to the executive management of each Party as set forth in Section 10.3.

(c) As soon as reasonably practical following the establishment of each Annual Provisional Collaboration Plan and Budget, the R&D Strategic Committee shall, as necessary pursuant to Section 3.3, (i) seek the independent review and approval of the independent board members of SunPower with respect to the Annual Provisional Collaboration Plan and Budget or (ii) if no approval by the independent board members of SunPower is necessary, approve the Annual Provisional Collaboration Plan and Budget, in whole or in part. Those portions of the Annual Provisional Collaboration Plan and Budget which (i) require approval and are approved by the independent board members of SunPower; and which (ii) do not require approval by the independent board members but were approved by the R&D Strategic Committee shall be deemed the “Annual Collaboration Plan and Budget.” The Annual Collaboration Plan and Budget shall not be binding on the Parties, but the R&D Strategic Committee shall have the authority, pursuant to this Agreement, to agree to implement and/or proceed with all or any portion of the Annual Collaboration Plan and Budget or any R&D Project included therein.

(d) Notwithstanding anything in this Section 2.3 to the contrary, with respect to any R&D Project that was not included in the applicable Annual Provisional Plan and Budget or was not initially approved as of the applicable Annual Collaboration Plan and Budget, in accordance with Section 3.3, the R&D Strategic Committee may, subsequent to or separately from the establishment of any particular Annual Collaboration Plan and Budget, seek the approval of the independent board members of SunPower or, if no such approval is necessary, agree to approve such R&D Project. Upon the approval of any such R&D Project by the independent board members of SunPower or the R&D Strategic Committee, as applicable, the applicable Annual Collaboration Plan and Budget shall be deemed to be amended to include such R&D Project.

2.4 Project Research Plans and Budgets. Prior to the commencement of any R&D Project, the R&D Strategic Committee shall establish individual detailed objectives, activities, timelines, funding and resource requirements, and allocations of rights in and licenses to IPR and Technology for such R&D Project (each, a “Project Research Plan and Budget”). Each Project Research Plan and Budget shall include, in addition to other information, an indication of whether such R&D Project is to be a considered “Long-term Project” or a “Short or Medium-term Project.”

2.5 Updates and Modifications. The R&D Strategic Committee will develop and institute a mechanism for quarterly updating the Annual Collaboration Plan and Budget and each Project Research Plan and Budget, subject to Section 3.3 as applicable. In addition, each of Total G&P and SunPower may request changes to the Annual Collaboration Plan and Budget or any Project Research Plan and Budget, for example, to accommodate changes that the requesting Party reasonably requires or that are directed to the requesting Party’s marketing or commercial needs. In each such case, the non-requesting Party agrees not to unreasonably withhold or delay approval for such changes.

2.6 Commitments of the Parties. Subject to Section 3.3 (as applicable) and unless otherwise specified by the R&D Strategic Committee in accordance with Section 3.1(d):

(a) Each Party shall make available appropriate resources, including capital, and research and manufacturing facilities to perform timely and efficiently R&D Projects, as may be directed by the R&D Strategic Committee.

(b) Each Party’s funding obligation will be determined by the R&D Strategic Committee for each R&D Project. If such funding obligation is not specified by the R&D Strategic Committee, then each Party shall contribute equally to the funding of that R&D Project.

(c) Without limiting the foregoing and while the R&D Strategic Committee may specify unequal funding for a particular R&D Project (including, as provided in Section 3.2(b)) it is expected that over the Term of this Agreement, each Party will contribute in equal amounts to the funding of all R&D Projects under this Agreement.

(d) In addition to a Party’s cash contribution to funding, a Party’s in-kind contributions of personnel, equipment, materials, facilities, and space, valued at such Party’s cost, shall also be considered for the foregoing purposes.

(e) Subject to ARTICLE IV, the Parties agree that this Agreement does not limit either Party from assigning or reassigning its employees in any way. However, SunPower will use reasonable efforts to maintain personnel with at least experience and skill set comparable to that of the SunPower employees listed as participating employees in the applicable Project Research Plan and Budget, Total G&P will use reasonable efforts to maintain personnel with at least experience and skill set comparable to that of the Total G&P employees listed as participating employees in the applicable Project Research Plan and Budget, and SunPower and Total G&P will use reasonable efforts to keep the personnel resources for the R&D Collaboration generally stable and persistent so as not to negatively affect the conduct of activities under the R&D Collaboration.

(f) Each Party shall perform this Agreement in accordance with its terms and with reasonable care, technical skill, and diligence and in a professional manner that is consistent with industry standards and practices.

(g) Each Party shall keep (and shall cause its Affiliates and sublicensees, as applicable, to keep) complete and accurate records pertaining to their respective R&D costs (including the valuation of in-kind contributions to the R&D Projects) in sufficient detail to permit the other Party (the “Auditing Party”) to confirm the amount of the incurred costs and the equitable sharing of the R&D Projects costs. Such records shall be kept for a period of two (2) years following the year when such costs are incurred. Once a year and for each R&D Project, the Auditing Party shall have the right to cause an independent, certified public accountant reasonably acceptable to the other Party (the “Audited Party”) to audit such records to confirm their accuracy.

ARTICLE III

MANAGEMENT OF THE R&D COLLABORATION

3.1 R&D Strategic Committee.

(a) The Parties shall establish the R&D Strategic Committee to identify, plan and manage the R&D Collaboration in accordance with this Agreement. The R&D Strategic Committee will include an equal number of representatives from each of SunPower and Total G&P. The specific number of R&D Strategic Committee representatives from each Party shall be no less than three (3) (that is, at least a total of six (6) from both Parties).

(b) The Parties shall appoint the initial R&D Strategic Committee members at the latest twenty-one (21) calendar days before the date of the first meeting of the R&D Strategic Committee as per Section 2.2 of the Agreement. Upon reasonable written notice, either Party may change its members of the R&D Strategic Committee at any time and in its sole discretion with other personnel having generally the same level of experience, skill and authority. The Chairperson of the R&D Strategic Committee shall be appointed by Total G&P from among Total G&P’s R&D Strategic Committee members, and shall be a Total G&P Director of R&D.

(c) Each Party has the right to invite to attend any meeting of the R&D Strategic Committee one or more experts in support of the activities and responsibilities of the R&D Strategic Committee, provided that: (a) the inviting Party shall provide the other Party with a prior notice of such invitation, (b) the other Party shall have the right to refuse such invitation if the expert is not a member of the former Party’s personnel, (c) such invited expert shall in no event have the right to vote within the R&D Strategic Committee and (d) any expert attending a R&D Strategic Committee meeting who is not a member of any Party’s personnel shall have agreed in writing to the confidentiality provisions of ARTICLE VIII.

(d) Subject to 3.1(e), all R&D Strategic Committee decisions must be unanimous.

(e) The R&D Strategic Committee may not meet or make any decisions or determinations without the participation of at least two (2) representatives from each of Total G&P and SunPower; provided that if a Party fails to send at least two representatives to an R&D

Strategic Committee meeting after being given adequate notice and opportunity to attend such meeting then, provided both Parties are given adequate notice of the matter to be decided, at the next following meeting at which at least one R&D Strategic Committee Member from each of Total G&P and SunPower is present, such matters may be decided by the unanimous vote of those present. If there is a deadlock in the R&D Strategic Committee, the matter will be escalated to the executive management of each Party as set forth in Section 10.3. If there is a deadlock in the R&D Strategic Committee with respect to any matters, to the maximum extent practicable the R&D Collaboration will continue to be managed within the scope of the existing Annual Collaboration Plan and Budget and the existing Project Research Plans and Budgets, in each case, with respect to matters as to where there is agreement until such deadlock is resolved.

(f) Subject to Section 3.3 (as applicable), the R&D Strategic Committee will be responsible to (i) set the overall direction for the R&D Collaboration, (ii) set the plans and budgets for the R&D Collaboration (including Annual Provisional Collaboration Plans and Budgets and Project Plans and Budgets) and (iii) approve changes to the Annual Collaboration Plan and Budget and any Project Research Plan and Budget, which includes making decisions and determinations on the following matters:

(i) Whether or not to proceed with any proposed R&D Project;

(ii) Whether each R&D Project is to be a considered “Long-term Project” or a “Short or Medium-term Project”;

(iii) Technology roadmaps for each R&D Project and the R&D Collaboration;

(iv) Goals, purposes, time lines and milestones for each R&D Project;

(v) The resources (including personnel and facilities) that each Party is required to allocate to each R&D Project;

(vi) The R&D Collaboration budget running and reporting;

(vii) The funding for each R&D Project and each Party’s required contribution;

(viii) Where individual R&D Projects will be conducted;

(ix) Leadership of each R&D Project, including choice of a Project Leader;

(x) Providing recommendations to SunPower and Total G&P on possible implementations of the results of R&D Projects in each Party’s production plants; and

(xi) With respect to each individual R&D Project, establishing applicable fields of use, if any, with respect to any licenses and other terms and conditions applicable to the ownership and licensing of Intellectual Property Rights and Technology (taking into account, among other things, the actual or potential competition in such fields).

(g) Additional responsibilities of the individual R&D Strategic Committee members will include representing the R&D Collaboration within their respective organizations, interfacing to broader R&D and business organizations, and monitoring the progress of work under the R&D Collaboration.

3.2 Project Classification. Each R&D Project will be classified by the R&D Strategic Committee, as either a “Long-term Project” or a “Short or Medium-term Project”.

(a) A Short or Medium-term Project is generally one expected to reach its specified goals with two (2) to three (3) years. Short or Medium-term Projects are intended to improve upon existing Technology and with a specific intended outcome or endpoint (including specific milestones). Short or Medium-term Projects are currently anticipated to relate primarily to testing the applicability of a Total G&P Technology to SunPower’s business, a Technology transfer from Total G&P to SunPower, or a Technology development request from SunPower to Total G&P.

(b) The R&D Strategic Committee shall identify before the start of any Short or Medium-term Project if such R&D Project and its result shall be (i) in the exclusive interest and for the exclusive benefit of SunPower or (ii) in the joint interest or for the joint benefit of both of Total G&P and SunPower. Subject to Section 3.3 (as applicable) and the ultimate determination of the R&D Strategic Committee and Section 2.6(b), accordingly it is currently anticipated that in such cases (i) and (ii) above R&D costs shall be, in the case of (i), assumed only and fully by SunPower or, in the case of (ii), equally shared by Total G&P and SunPower.

(c) A Long-term Project is generally one with an expected term of three (3) years or more, and is intended to result in new Technology, products or manufacturing processes. A Long-term Project may be focused on fundamental scientific research and may not have a specific outcome or endpoint determined at the beginning of the project. A Long-term Project can also be defined by a specific applied goal, the success of which requires significant technological or scientific progress. Long-term Projects may involve collaboration with academic and other research organizations (including private partners). The allocation of costs for Long-term Projects will be determined by the R&D Strategic Committee.

3.3 Independent Review. Notwithstanding anything to the contrary in this Agreement, the Parties agree to comply with Section 4.1(b) of the Affiliation Agreement and any applicable laws that require the independent review and approval of the independent board members of SunPower, including any related party transactions between SunPower and Total G&P related to any R&D Project when applicable.

3.4 Meetings.

(a) The R&D Strategic Committee shall meet at least quarterly, or more frequently as determined by the R&D Strategic Committee or as reasonably requested by a Party. Any decisions or determinations of the R&D Strategic Committee shall not constitute any amendment or change to this Agreement unless the provisions of Section 10.11 have been fully complied with.

(b) The R&D Strategic Committee shall establish the location(s) where the foregoing meetings shall be held and the agenda of such meetings. The meetings may be held in person or by means of telecommunications (audio and/or video). Each Party shall bear its own personnel and travel costs and expenses relating to R&D Strategic Committee meetings.

(c) In the course of each R&D Strategic Committee meeting, each Party shall inform the other of all new material independent R&D projects and, subject to obligations owed to third parties, all new material joint R&D projects with third parties, that such Party is then contemplating to conduct in the field of Photovoltaics.

(d) Each Party shall promptly provide the R&D Strategic Committee with a written report upon becoming aware of events or circumstances that may reasonably be expected to have a material adverse affect on the performance of any aspect of the Agreement, including reasonable details of such events or circumstances, the potential effect, and, if practicable, a proposed strategy to avoid or mitigate such effect.

(e) Total G&P shall be responsible for preparing the R&D Strategic Committee meeting agendas and minutes, always reflecting in the same comments from SunPower. Such minutes shall be distributed in draft form not later than thirty (30) days following each meeting and shall be deemed approved upon receipt by Total G&P of confirmation of approval in writing or by e-mail from SunPower.

(f) No later than one (1) year after the Effective Date, the Parties shall meet in order to assess the necessity (i) to review the existing working processes of the R&D Collaboration and (ii) to amend the existing processes and/or add new processes as necessary.

3.5 R&D Technical Committee.

(a) In addition to the R&D Strategic Committee, the parties shall establish an “R&D Technical Committee” to identify the best topics for potential R&D Projects and to manage the R&D Projects approved by the R&D Strategic Committee. The R&D Technical Committee will include one representative from each of SunPower and Total G&P. The Parties shall appoint the initial R&D Technical Committee members at the latest twenty-one (21) calendar days before the date of the first meeting of the R&D Strategic Committee as per Section 2.2 of the Agreement. Upon reasonable written notice, either Party may change its members of the R&D Technical Committee at any time and in its sole discretion with other personnel at the same general level.

(b) The R&D Technical Committee members will act as “Co-General Managers” of the R&D Projects and be responsible for managing the overall conduct of the R&D Projects within the scope of each applicable Project Research Plan and Budget approved by the R&D Strategic Committee.

(c) All decisions of the R&D Technical Committee and Co-General Managers must be unanimous; provided that, if notwithstanding being given adequate notice and opportunity to attend such meetings of the R&D Technical Committee, a Party’s representative or representatives fail to attend two consecutive meetings of the R&D Technical Committee then, provided both Parties are given adequate notice of the matter to be decided, at the next following meeting at which at least one R&D Technical Committee Member from each of Total G&P and SunPower is present, such matters may be decided by the unanimous vote of those present.

(d) The Co-General Managers will conduct periodic reviews as they deem necessary in order to manage the conduct each R&D Project in accordance with the applicable Project Research Plan & Budget. Responsibilities of the Co-General Managers will also include working with the Project Leads to set project-specific goals, driving creation of high-quality project plans, tracking overall goals and progress, managing overall staff allocation across projects, assisting with budgeting, focusing on overall success of programs, and paying particular attention to cross-company dynamics. Each Party’s Co-General Manager shall make him or herself reasonably available for consultation with the other Party’s Co-General Manager during regular business hours on regular business days. If either Party is displeased with the other Party’s Co-General Manager for any reason, the R&D Strategic Committee shall meet in order to resolve the issue and, if required, the Parties shall work together to appoint a new, replacement, Co-General Manager.

3.6 Project Leads. The R&D Strategic Committee will appoint a “Project Lead” for each R&D Project. On a R&D Project-by-R&D Project basis, the Project Lead may be an employee of either SunPower or Total G&P, as determined by the R&D Strategic Committee, depending on the nature of the R&D Project and which of SunPower and Total G&P has the best qualified resources. The Project Lead will be responsible for the R&D Project and will report to the R&D Technical Committee on (i) the status of the performance of the related R&D Project including if any a detailed description of the Foreground Technology and (ii) a financial, technical and environmental, health and safety status. Project Leads will focus on successful project outcomes, creating project plans and specific goals, managing Project Staff, working towards and tracking project goals, ensuring successful cooperation, information exchange, and team dynamics.

3.7 Project Staff. Individuals working on each R&D Project (“Project Staff’) will be provided by SunPower and Total G&P as determined by the R&D Strategic Committee, consistent with the applicable Project Research Plan and Budget and Section 2.6 of this Agreement. Each Project Research Plan and Budget will include an initial statement of the SunPower and Total G&P staff to be assigned to the applicable R&D Project. The number of Project Staff assigned to a particular R&D Project will vary on a R&D Project-by-R&D Project basis, though there will be at least one (1) Total G&P and one (1) SunPower participant on each R&D Project. All Project Staff for each R&D Project will be responsible to work as an integrated team towards common goals. Except as expressly agreed by the R&D Strategic Committee, no Party may subcontract its activities under any Project Research Plan and Budget to any third party.

3.8 R&D Collaboration Results. No less frequently than quarterly, the Co-General Managers shall ensure that each of SunPower and Total G&P receive the results of all R&D Projects, including (i) a description of all Foreground IPR and Foreground Technology and the developing Party thereof; and (ii) a copy of any tangible embodiments of the foregoing.

3.9 Compliance with Applicable Laws. Each Party shall conduct the R&D Collaboration in compliance with all requirements of applicable laws, rules and regulations.

3.10 Board Presentation. The Parties agree that, at the request of either Party, the other Party will reasonably assist the requesting Party in preparing for and will participate in a presentation to the requesting Party’s Board of Directors (or any committee thereof to which the Board of Directors has delegated responsibility for reviewing related party transactions) regarding the Annual Provisional Collaboration Plan and Budget, any Annual Collaboration Plan and Budget, any R&D Project or the status of the R&D Collaboration generally; provided, however, that the requesting Party shall be primarily responsible for preparing and making such presentation.

ARTICLE IV

PREFERRED RELATIONSHIP

4.1 Preferred Partners. Each Party undertakes and agrees to consider the other Party as its preferred R&D partner in the field of Photovoltaics subject to, inter alia, then-existing obligations owed to third parties.

4.2 Updates. Before committing in writing to any new material R&D project and/or new material joint R&D project with a third party, in each case primarily related to Photovoltaics, each Party shall use reasonable efforts to inform the other Party with sufficient advance notice to allow the Parties to discuss whether the Parties should collaborate together or participate jointly with respect to such R&D project.

ARTICLE V

INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY

5.1 General Principles and Role of R&D Strategic Committee.

(a) This ARTICLE V sets forth general principles applicable to the ownership of, and licenses to, Intellectual Property Rights and Technology related to R&D Projects. Notwithstanding the foregoing, the Parties acknowledge that they cannot anticipate and foresee as of the date hereof all of the specific details of the future R&D Projects or the appropriate allocation of rights to Intellectual Property Rights and Technology that may be related to such R&D Projects. As such, the Parties agree that the R&D Strategic Committee shall have the right, subject to Section 3.3 (as applicable), to agree to the allocation of rights and licenses with respect to Intellectual Property Rights and Technology related to a particular R&D Project that may differ from the terms set forth in this ARTICLE V.

(b) The Parties agree that, notwithstanding the provisions of this ARTICLE V or this Agreement, no Intellectual Property Rights or Technology are licensed or allocated pursuant to this Agreement. Rather, in accordance with Section 5.1(a), and subject to Section 3.3 as applicable, the R&D Strategic Committee shall, prior to the commence of each R&D Project, establish written terms and conditions with respect to Intellectual Property Rights and Technology related to the applicable R&D Project, including the ownership and licensing (including sublicensing) thereof (each set of terms and conditions, a “Project IPRT Agreement”).

5.2 Background IPR and Background Technology Ownership and Licensing. Subject to Section 3.3 (as applicable), and unless otherwise agreed by the R&D Strategic Committee in accordance with Section 5.1:

(a) Each Party shall retain full ownership of its Background IPR and Background Technology and unless otherwise agreed by the R&D Strategic Committee, neither Party may use the other Party’s Background IPR or Background Technology for any purpose other than carrying out a Party’s obligations regarding the applicable R&D Project.

(b) Each Party will disclose and otherwise make available, at no charge, its Background Technology to the other Party as may be necessary for such other Party to perform its duties with respect to the particular R&D Project.

(c) Each Party will grant to the other Party or any of its Affiliates, under its Background IPR, a non-exclusive, royalty-free license (with a right to sublicense to any of its Affiliates) of sufficient scope to permit the licensed Party to conduct its responsibilities and tasks under the applicable R&D Project.

(d) Notwithstanding the foregoing, each Party shall reasonably consider any request from the other Party to acquire exclusive ownership or license of any Background IPR or Background Technology from it.

5.3 Short or Medium-term Projects - Foreground IPR and Technology Ownership. Subject to Section 3.3 (as applicable), and unless otherwise agreed by the R&D Strategic Committee in accordance with Section 5.1:

(a) If a Short or Medium-term Project has been identified by the R&D Strategic Committee as being in the sole interest of SunPower and SunPower has fully assumed all the R&D costs, the Foreground IPR and Foreground Technology resulting from such R&D Project shall be owned by SunPower.

(b) SunPower shall grant Total G&P or any of its Affiliates a non-exclusive, royalty free license to use such Foreground IPR and Foreground Technology for the sole purpose of carrying out Total G&P’s obligations regarding the applicable R&D Project.

(c) If a Short or Medium-term Project has been identified as in the interest of both Total G&P and SunPower and Total G&P and SunPower have shared all the R&D costs, the Foreground IPR and Foreground Technology resulting from such R&D Project shall be jointly owned (without the duty to account) by SunPower and Total G&P (collectively, “Joint Foreground IPRT”).

5.4 Short or Medium-term Projects - Licenses to Joint Foreground IPRT. Subject to Section 3.3 (as applicable), and unless otherwise agreed by the R&D Strategic Committee in accordance with Section 5.1:

(a) With respect to any Joint Foreground IPRT resulting from any Short or Medium-term Project, each Party shall grant to the other Party or any of its Affiliates a field-restricted, exclusive, royalty-bearing license (with a right to sublicense to any of its Affiliates)

under such Party’s interest such Joint Foreground IPRT to make, use, produce, and/or commercialize within an agreed upon field of use (which shall be different for each Party) the Foreground Technology or a product, service, or process that employs or is produced by the use of the Foreground Technology within such field of use.

(b) Each Party shall notify the other of any project that involves the exploitation of Foreground IPR or Foreground Technology.

5.5 Long-term Projects - Foreground IPR and Technology Ownership. Subject to Section 3.3 (as applicable), and unless otherwise agreed by the R&D Strategic Committee in accordance with Section 5.1:

(a) In the case of a Long-term Project, as designated by the R&D Strategic Committee, all Foreground IPR and Foreground Technology, regardless of which party created such rights or would otherwise own such rights, shall be deemed Joint Foreground IPRT.

(b) In accordance with the foregoing, if a Party owns any Foreground IPR or Foreground Technology exclusively (for example as a result of such Party’s employee being the sole inventor on a Patent) then it shall assign to the other Party without charge an irrevocable undivided half interest in such Foreground IPR or Foreground Technology such that such Foreground IPR and Foreground Technology is jointly owned by the Parties (without the duty to account).

(c) The Parties shall prosecute and protect any such Joint Foreground IPRT in accordance with Section 5.8(a).

(d) Notwithstanding the foregoing, each Party shall reasonably consider any request from the other Party to acquire exclusive ownership or license of any Foreground IPR (excluding the Joint Foreground IPRT) or Foreground Technology from it.

5.6 Long-term Projects - Licenses to Joint Foreground IPRT. Subject to Section 3.3 (as applicable), and unless otherwise agreed by the R&D Strategic Committee in accordance with Section 5.1:

(a) With respect to any Joint Foreground IPRT resulting from any Long-term Project, each Party shall grant to the other Party or any of its Affiliates a field-restricted, exclusive, royalty-bearing license (with a right to sublicense to any of its Affiliates) under such Party’s interest in Joint Foreground IPRT to make, use, produce, and/or commercialize within an agreed upon field of use (which shall be different for each Party) the Foreground Technology or a product, service, or process that employs or is produced by the use of the Foreground Technology within such field of use.

(b) Each Party shall notify the other of any project that involves the exploitation of Foreground IPR or Foreground Technology.

5.7 Additional Licenses to a Party’s Background IPR and Background Technology. Subject to Section 3.3 (as applicable), and unless otherwise agreed by the R&D Strategic Committee in accordance with Section 5.1:

(a) With respect to any Joint Foreground IPRT, each Party will grant to the other Party or any of its Affiliates under its Background IPR relevant to the R&D Project that resulted in such Joint Foreground IPRT a royalty-bearing, non-exclusive license (with a right to sublicense to any of its Affiliates) to use and exploit its relevant Background Technology which (i) is required or necessary to use and exploit such Joint IPRT within the agreed-upon field of use specified pursuant to Section 5.4(a) or Section 5.6(a), as applicable, and (ii) which would be infringed without a license to such Background IPR by the use or exploitation of such Joint IPRT in the agreed-upon field. The terms of such license, including royalties, shall be as reasonably agreed by the Parties in the course of R&D Strategic Committee deliberations relating to a specific R&D Project.

(b) In the case of any Short or Medium-term Project that is determined by the R&D Strategic Committee to be in the exclusive interest of SunPower, Total G&P will grant SunPower or any of its Affiliates a royalty-bearing, non-exclusive license (with a right to sublicense to any of its Affiliates) under its Background IPR which (i) is required or necessary to use and exploit the SunPower’s Foreground Technology arising from such R&D Project and (ii) which would be infringed without a license to such Background IPR by such use of the SunPower’s Foreground Technology. The Parties shall determine the terms and condition of the appropriate licensing fees with regard to the specific Background IPR.

(c) Total G&P will grant to SunPower or any of its Affiliates under its Background IPR a royalty-bearing, non-exclusive license (with a right to sublicense to any of its Affiliates) of sufficient scope to permit the direct use of such Total G&P Background IPR in connection with SunPower’s production processes and facilities.

5.8 Joint IPRT Committee; Prosecution, Abandonment, Assignment and Enforcement of Joint Foreground IPRT. Subject to Section 3.3 (as applicable), and unless otherwise agreed by the R&D Strategic Committee in accordance with Section 5.1:

(a) The Parties will, under the auspices of the R&D Strategic Committee, establish a “Joint IPRT Committee” to coordinate regarding Patent and Copyright filings related to Joint Foreground IPRT to ensure that proper inventors and authors are listed, to coordinate filings for Joint Foreground IPRT and to coordinate on similar matters. Each Party will appoint an equal number of representatives to the Joint IPRT Committee and all Joint IPRT Committee decisions must be unanimous. The Parties shall reasonably cooperate in the filing of any such Intellectual Property Rights and, unless otherwise specified by the Joint IPRT Committee shall share equally all costs of filing, prosecuting and maintaining such Intellectual Property Rights. In the event that only one Party (the “Filing Party”) wishes to file for and prosecute a Patent or Copyright that would otherwise be Joint Foreground IPRT and the other Party (the “Non-Filing Party”) does not wish to maintain the particular Joint IPRT confidential (e.g. as a trade secret), then (i) the Non-Filing Party shall transfer its ownership interest in such Patent or Copyright to the Filing Party, and (ii) the Filing Party shall grant the Non-Filing Party a non-exclusive license to such Patent or Copyright. Each Party may file Patent or Copyright applications for its exclusively owned Intellectual Property Rights, but will not disclose confidential information of the other Party without permission.

(b) In the event that a Party owning an exclusive or joint interest (with the other Party) wishes to abandon or not prosecute any Patent included in any Foreground IPR, it shall notify the other Party and, upon the other Party request, it shall without further consideration assign such rights to the other Party subject to terms and conditions to be agreed upon by the Parties (subject to a retained non-exclusive irrevocable, royalty-free, fully paid-up license).

(c) If a Party decides to assign its ownership rights in Joint Foreground IPRT to a third party, it shall provide written notice to, and obtain the prior written approval of, the other Party before doing so, provided always that the other Party shall have a right of first offer to acquire such Joint Foreground IPRT within three (3) months of such written notice, upon payment of the same or equivalent compensation or financial conditions as being offered by such third party. The other Party’s first offer right shall be forfeited if not exercised within the foregoing three (3) month period. Failing the first offer right being positively exercised by the other Party, then the assignor Party shall be free to assign its ownership interest in the Joint Foreground IPRT to a third party, subject to the third-party assignee’s agreement to comply with all of the assignor Party’s obligations as a condition precedent. The conditions of the assignment shall not be more favorable for the third party assignee than the conditions proposed to the other Party, it being understood that in no case may such third party assignee can be a competitor of the other Party.

(d) The Parties acknowledge that neither Party may bring any action for infringement of any Patent included in the Joint Foreground IPRT without the consent and participation of the other Party. The Parties agree to reasonably cooperate with one another in the bringing of such actions and, unless otherwise agreed, to share the cost and benefit of such enforcement actions.

5.9 No Implied Licenses. Subject to Section 5.1, (a) each Party acknowledges that the rights and licenses granted pursuant to any Project IPRT Agreement are limited to the scope expressly granted, and all other rights are expressly reserved and (b) no rights or licenses are granted under any Project IPRT Agreement, by implication, estoppel, or otherwise, other than the rights and licenses expressly granted in such Project IPRT Agreement.

5.10 Survival of Licenses. Subject to Section 5.1, all licenses granted by one Party to the other pursuant to any Project IPRT Agreement shall survive any termination of such Project IPRT Agreement or this Agreement.

5.11 Third Party Intellectual Property Rights and Technology. Except with the express consent of the R&D Strategic Committee, (a) neither Party shall, in connection with the applicable R&D Project, incorporate any third party Technology in any Background Technology or Foreground Technology, and (b) neither Party shall knowingly infringe the Intellectual Property Rights of any third party in connection with any R&D Project.

5.12 Representations and Warranties. Subject to Section 5.1, in the applicable Project IPRT Agreement each Party shall represent and warrant to the other upon the commencement of the applicable R&D Project that, unless otherwise disclosed to the R&D Strategic Committee, at the time it provides any Background Technology or Background IPR identified in the applicable

IPRT Agreement to the other or incorporates any such Background Technology into any Foreground IPR that (i) it owns such Background Technology free and clear of all liens encumbrances and security interests and has full rights to grant the rights and licenses to its IPR granted to the other Party in connection with the R&D Project, (ii) no claim has been threatened or asserted in writing against such Party which challenges the legality, validity, enforceability, use, ownership or inventorship of such Background Technology or Background IPR and (iii) to its knowledge there is no unauthorized use, infringement, or misappropriation of such Background IPR by any third party.

5.13 Royalties. In those cases set forth in this ARTICLE V or included in any Project IPRT Agreement where a royalty is payable from one Party to the other, the Parties agree to negotiate such royalty in good faith. In making this determination, the Parties will take into account, among other factors, (i) the overall materiality of the IPR at issue, (ii) the profit anticipated to be made by the licensee from the sale of applicable products and/or services and (iii) the increased profit that the licensed Party will realize as a result of the utilization of the other Party’s IPR.

ARTICLE VI

TERM AND TERMINATION

6.1 Term. This Agreement shall commence on the Effective Date and shall continue for an initial term of five (5) years thereafter (“Initial Term”). The Initial Term may be extended by written agreement of the Parties for one or more two (2)-year renewal terms (each such renewal term, an “Extended Term”). The Initial Term and any Extended Term shall be referred to in this Agreement collectively as the “Term”.

6.2 Termination. Either Party has the right to terminate this Agreement immediately upon written notice to the other Party if the other Party breaches any material term of this Agreement and such breach is not cured within sixty (60) days after the date of the terminating Party’s notice of the breach. In addition, if Total G&P no longer holds a majority equity interest in SunPower, both Total G&P and SunPower shall have the right on thirty (30) days notice to terminate this Agreement. Termination shall be in addition to all other available remedies.

6.3 Termination of Tender Offer Agreement. If the Tender Offer Agreement is terminated in accordance with its terms, this Agreement will, without any further action of the Parties hereto, be immediately terminated and considered void from the beginning. In addition, notwithstanding anything in this Agreement to the contrary, no Party shall have any obligations under this Agreement prior to the occurrence of the Offer Closing.

6.4 Survival.

(a) Upon any termination of this Agreement, both Parties shall complete any R&D Projects then in progress.

(b) The following provisions shall survive any expiration or termination of this Agreement: Article V (solely to the extent provided in any applicable Project IPRT Agreement), Article VIII, Article IX, Article X (except for Sections 10.9 and 10.15) and Sections 6.4 and 7.2.

(c) Any provisions required to interpret or enforce the Parties’ rights and obligations set forth above in this section also shall survive, but only to extent required for such interpretation or enforcement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 Right to enter into Agreement. Each Party represents and warrants to the other Party as of the Execution Date (i) that it has the legal right, power, and authority to enter into this Agreement, and to fully perform its obligations under this Agreement, (ii) that the performance of such obligations will not conflict with its charter documents or any agreements, contracts or other arrangements to which it is a party, and (iii) it is not a party to any contract or other legally binding agreement materially limiting the right of such Party to disclose to the other, or jointly conduct, any material R&D projects in the field of Photovoltaics under this Agreement; provided that this representation and warranty shall not be considered breached by the operation of any provisions contained in any Material Contract identified on Section 3.13(a) of the Company Disclosure Schedule to the Tender Offer Agreement.

7.2 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WARRANTIES OF FITNESS FOR ANY PURPOSE, MERCHANTABILITY, NONINFRINGEMENT, AND TITLE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR OTHERWISE AGREED IN WRITING BY THE R&D STRATEGIC COMMITTEE, ALL LICENSES ARE GRANTED “AS IS,” ALL TECHNOLOGY CONTRIBUTED TO THE R&D COLLABORATION IS PROVIDED “AS IS,” AND ALL RESULTS OF THE R&D COLLABORATION ARE PROVIDED “AS IS.”

ARTICLE VIII

CONFIDENTIAL INFORMATION

8.1 Confidential Information. The term “Confidential Information” shall mean any information disclosed by one Party to the other pursuant to this Agreement, which is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include information disclosed by access to products or facilities or oral information disclosed by one Party to the other provided that such oral information is designated as confidential at the time of disclosure and (i) is reduced to a written summary by the disclosing Party, within thirty (30) business days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving Party or (ii) would, by its nature or means of communication, be reasonably understood to be of a confidential nature.

The disclosing Party represents and warrants that (i) it has the right to disclose Confidential Information to the receiving Party under this Agreement; (ii) it has the right to convey to receiving Party the right to use the Confidential Information in accordance with the terms of this Agreement; (iii) neither the receipt, possession or use of Confidential Information by receiving Party according to the terms of this Agreement violate any obligation owed to any third party by disclosing Party (and/or by disclosing Party’s employees, officers, directors or representatives) or is otherwise known by the disclosing Party to infringe any right belonging to a third party; and (iv) neither the execution and delivery of this Agreement by disclosing Party, nor the performance of disclosing Party’s obligations and rights contained herein, will conflict with, result in a breach of, or constitute a default under any contract to which disclosing Party (or its employee, officer, director or representative) is a party.

8.2 Confidentiality. Each Party shall treat as confidential all Confidential Information of the other Party’s, shall not use such Confidential Information except for the purposes of this Agreement (including the exercise of the rights and licenses granted in this Agreement) or otherwise authorized in writing, shall disclose Confidential Information only to those of its employees, agents, or subcontractors or the employees, agents, or subcontractors of its Affiliates with a need to know for the purposes of this Agreement, and shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other Party’s Confidential Information. Without limiting the foregoing, each of the Parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than reasonable care. Each Party’s obligations pursuant to this section with respect to any particular item of Confidential Information shall expire ten (10) years after the initial disclosure of such item of Confidential Information; provided, however, that solely with respect to Confidential Information that is Non-Technical Business Information, each Party’s obligations will expire five (5) years after the initial disclosure of such Confidential Information.

8.3 Exceptions. Notwithstanding the above, neither Party shall have liability to the other with regard to any Confidential Information of the other which:

(a) was generally known and available at the time it was disclosed or becomes generally known and available through no fault of the receiving Party;

(b) was known to the receiving Party, without restriction, at the time of disclosure as shown by the files of the receiving Party in existence at the time of disclosure;

(c) is disclosed with the prior written approval of the disclosing Party;

(d) was independently developed by the receiving Party without any use of the Confidential Information;

(e) becomes known to the receiving Party, without restriction, from a source other than the disclosing Party without breach of this Agreement by the receiving Party and otherwise not in violation of the disclosing Party’s rights; or

(f) is inherently disclosed in the course of the normal use, lease, sale or other distribution of products by the receiving Party or any of its Affiliates.

In addition, each Party shall be entitled to disclose the other Party’s Confidential Information to the extent such disclosure is required by the order or requirement of a court, administrative agency, or other governmental body; provided, that the Party required to make the disclosure shall provide prompt, advance notice thereof to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure. Further, the receiving Party shall have the right at any time to disclose portions of the disclosing Party’s Confidential Information, under a confidentiality agreement, to its customers on a need-to-know basis only to the extent deemed necessary by such Party to market and sell products to such customers and distributors.

8.4 Residuals. Notwithstanding anything else in this Agreement, however, each Party’s employees shall be entitled to use, without restriction (subject to the above nondisclosure obligations, but not subject to the above use restriction) and for any purpose, the other Party’s Confidential Information retained in such employees’ unaided memory as a result of rightful access to the other Party’s Confidential Information pursuant to this Agreement, subject only to the other Party’s Patents and Copyrights. An employee’s memory will be considered to be unaided if the employee has not intentionally memorized the Confidential Information for the purposes of retaining it and subsequently using or disclosing it. Nothing in this Agreement will restrict either Party’s right to assign or reassign its employees, including those who have had access to the other Party’s Confidential Information, to any project in its discretion.

ARTICLE IX

LIABILITY LIMITATIONS

9.1 DAMAGES. NEITHER PARTY SHALL BE LIABLE IN ANY ACTION (ON THE BASIS OF BREACH OF CONTRACT, BREACH OF WARRANTY OR TORT, INCLUDING STRICT OR ABSOLUTE LIABILITY, BREACH OF STATUTORY DUTY, OR OTHERWISE) INITIATED BY OR AGAINST THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT; PROVIDED HOWEVER, THE FOREGOING LIMITATION SHALL NOT APPLY TO (A) LOSS OF PROFIT OR BUSINESS INTERRUPTIONS CAUSED BY ACTS OR OMISSIONS CONSTITUTING WILLFUL MISCONDUCT OR NEGLIGENCE OR (B) CLAIMS RELATED TO VIOLATIONS OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIALITY OBLIGATIONS.

9.2 MAXIMUM LIABILITY.

(a) WITH RESPECT WITH ANY PARTICULAR R&D PROJECT, THE MAXIMUM LIABILITY OF EITHER PARTY FOR LOSS OF PROFIT OR BUSINESS INTERRUPTION IN ANY ACTION (ON THE BASIS OF BREACH OF CONTRACT, BREACH OF WARRANTY OR TORT, INCLUDING NEGLIGENCE AND STRICT OR ABSOLUTE LIABILITY, BREACH OF STATUTORY DUTY, OR OTHERWISE) INITIATED BY OR AGAINST THE OTHER OR ANY OF ITS AFFILIATES SHALL BE CAPPED (THE “CAP”); PROVIDED HOWEVER, THAT THE CAP SHALL NOT APPLY TO CLAIMS RELATED TO VIOLATIONS OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIALITY OBLIGATIONS. THE CAP SHALL BE AGREED UPON BY THE R&D STRATEGIC COMMITTEE ON A R&D PROJECT-BY-R&D PROJECT BASIS. THE CAP WILL BE CALCULATED ON A RANGE BASIS FROM ONE TO FIVE

TIMES THE AMOUNT OF THE TOTAL APPROVED BUDGET FOR THE RELEVANT R&D PROJECT.

(b) WITH RESPECT WITH ANY PARTICULAR R&D PROJECT, IN ABSENCE OF WILLFUL MISCONDUCT OR NEGLIGENCE, IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING OUT OF SUCH R&D PROJECT EXCEED THE TOTAL APPROVED BUDGET FOR SUCH R&D PROJECT; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO CLAIMS RELATED TO VIOLATIONS OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIALITY OBLIGATIONS.

ARTICLE X

MISCELLANEOUS

10.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to conflict-of-laws principles.

10.2 Waiver of Jury Trial. The Parties hereto expressly waive any right they may have to a jury trial hereunder and agree that any proceeding under this Agreement shall be tried by a judge without a jury.

10.3 Dispute Resolution.

(a) In the event of any disputes or disagreements between the Parties concerning any aspect of this Agreement, including any obligation of the Parties (each a “Dispute”), the R&D Strategic Committee shall meet (as quickly and as often as reasonably practicable having regard to the nature, complexity, and impact of the Dispute) to attempt to resolve the Dispute or to negotiate for an adjustment to any provision of this Agreement. A Dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect. Each Party acknowledges that it is in their mutual interest to have the R&D Strategic Committee resolve all Disputes by mutual agreement and each Party agrees to act expeditiously, reasonably and in good faith to permit and encourage the R&D Strategic Committee to resolve all Disputes. If the R&D Strategic Committee is not able to resolve any Dispute referred to it within thirty (30) days after such Dispute is referred to it, the Dispute shall be referred to a senior executive of each respective Party (each of whom shall be accurately, completely and expeditiously briefed on the matter, and each of whom shall have the authority to negotiate on behalf of, and bind, his/her respective Party). If such senior executives are not able to resolve any Dispute referred to them within sixty (60) days after such referral to them, then, subject to Sections 10.3(b) through 10.3(e), any Party may pursue litigation (or any other available procedure) to resolve the Dispute.

(b) All Disputes not resolved in accordance with the previous paragraph, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by arbitrators appointed in accordance with the said Rules of Arbitration. The following shall apply to any such arbitration:

i	Arbitration shall also be held in Montreal, Canada, in the English language, the number of arbitrators shall be three, and the president of the arbitral tribunal shall be a lawyer;

ii	Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; and

iii	The Parties undertake to keep strictly confidential the contents of the arbitral proceedings.

(c) Each Party shall continue to perform its obligations under this Agreement pending final resolution of any Dispute; provided, however, that a Party may suspend performance of its obligations during any period in which the other Party fails or refuses to perform its material obligations.

(d) Notwithstanding anything in this Agreement to the contrary, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights.

(e) The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in this section are pending. The Parties shall take any actions necessary to effectuate this.

10.4 Assignment. Except as provided in this Agreement, neither Party may assign, or otherwise transfer, its rights or delegate its obligations under this Agreement without prior written consent of the other Party, except that either Party may assign this Agreement without prior written consent of the other Party (i) to any of its Affiliates or (ii) in connection with a sale of all or substantially all of the business or assets of the assigning Party to which this Agreement pertains (whether by merger, sale of assets, reorganization, consolidation or the like, after which the transferor shall retain no direct rights or obligations pursuant to any this Agreement), provided the transferee is reasonably capable of performing the assigning Party’s obligations under this Agreement. Any attempt by either Party to assign its rights or delegate its responsibilities under this Agreement in derogation of this Section 10.4 is void.

10.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail (registered or certified), postage prepaid, or otherwise delivered by hand, by messenger or by telecommunication (with receipt confirmed), addressed to, in the case of SunPower: Executive Vice-President, Research and Development (or any other person or address so designated by SunPower in writing), and in the case of Total G&P: Managing Director, Research and Development (or any other person or address so designated by Total G&P in writing). Such notices shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.

10.6 Export Controls. Each Party agrees to comply with all applicable export control laws and regulations.

10.7 Partial Invalidity. If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

10.8 No Third Party Beneficiaries. This Agreement is made solely for the benefit of SunPower and Total G&P and their Affiliates, and their respective permitted successors and assigns. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any other person or entity. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person or entity to any Party to this Agreement.

10.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument. Facsimile signatures shall be deemed original signatures of the individuals so signing this Agreement.

10.10 Relationship of Parties. The Parties hereto are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either Party the agent of the other Party for any purpose or in any sense whatsoever, or constitute the Parties as partners or joint venturers.

10.11 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless the same shall have been mutually assented to in writing by both Parties.

10.12 Waiver. The failure of either Party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

10.13 Ambiguities. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement.

10.14 Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the Parties and supersede all previous term sheets, agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof.

10.15 Further Assurances. The Parties hereto shall with reasonable diligence hold all meetings, perform all acts, execute and deliver all documents and instruments, do all such things and provide all such reasonable assurances as may be reasonably necessary or desirable to give effect to the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized representatives.

SUNPOWER CORPORATION		TOTAL GAS & POWER USA, SAS

By:	/s/ Thomas H. Werner	By:	/s/ Vincent Schachter
Print Name: Thomas H. Werner		Print Name: Vincent Schachter
Title: Chief Executive Officer		Title: Managing Director
Date:	4/28/11	Date:	4/28/11

[Signature Page to Research & Collaboration Agreement]